Exhibit 99.1

FOR IMMEDIATE RELEASE

Mr. Cooper Completes Acquisition of Flagstar’s Mortgage Operations

DALLAS, TX (November 1, 2024) – Mr. Cooper Group Inc. (“Mr. Cooper”) announced today that it has closed the previously announced acquisition of Flagstar Bank N.A. (“Flagstar”)’s mortgage operations. The transaction included acquisition of MSRs, advances, subservicing contracts, and Flagstar’s third-party origination platform for approximately $1.3 billion in cash.

Mr. Cooper’s Chairman and CEO Jay Bray commented, “This acquisition demonstrates our ability to deliver full-service solutions to financial institutions and other clients, helping them manage their balance sheet and legacy and ongoing operations to achieve their strategic goals. We welcome Flagstar’s customers, clients, and team members to Mr. Cooper and expect to fully integrate operations onto our platform during early 2025.”

Mike Weinbach, Mr. Cooper Group President, added, “We now serve more than 6 million customers, and for every single customer we are dedicated to keeping the dream of homeownership alive and to finding ways to achieve their financial goals.”

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Mr. Cooper.

About Mr. Cooper Group Inc.

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper®, Xome®, and Rushmore Servicing®. Mr. Cooper is the largest home loan servicer in the country focused on delivering a variety of servicing and lending products, services, and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies. For more information, visit www.mrcoopergroup.com.

Contact:

Kenneth Posner

(469) 426-3633

Kenneth.Posner@mrcooper.com

Shareholders@mrcooper.com

Media Inquiries:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com